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                                 EXHIBIT (11)

                      Elcor Corporation and Subsidiaries
         Computation of Income Per Common and Common Equivalent Share

(In thousands, except per share amounts)

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1.     Three Months Ended March 31, 1995 and March 31, 1994                   Three Months Ended
                                                                              -------------------
                                                                              3-31-95      3-31-94
                                                                              -------      -------
                Net Income                                                  $   1,614      $ 2,749
                                                                            =========      =======
       Shares:
         Weighted average common shares
          outstanding                                                           8,739        8,725

       Adjustments:
         (a)    Assumed issuance of shares purchased under
                incentive stock option plan using the
                treasury stock method                                              43          195
                                                                            ---------      -------
       Total Common and Common Equivalent Shares                                8,782        8,920
                                                                            =========      =======

       Income per Common and Common Equivalent Share                        $     .18      $   .31
                                                                            =========      =======
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2.     Nine Months Ended March 31, 1995 and March 31, 1994                    Nine Months Ended
                                                                              -----------------
                                                                            3-31-95       3-31-94
                                                                            -------       -------
                Net Income                                                  $ 5,937      $  9,827
                                                                            =======      ========
       Shares:
        Total Common and Common Equivalent Shares

                Three months ended 9/30/94 and 9/30/93                        8,925         8,932
                Three months ended 12/31/94 and 12/31/93                      8,849         8,899
                Three months ended 3/31/95 and 3/31/94                        8,782         8,920
                                                                            -------      --------
                Average Nine Months ended 3/31/95 and 3/31/94                 8,852         8,917
                                                                            =======      ========

        Income per Common and Common Equivalent Share                       $   .67      $   1.10
                                                                            =======      ========
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